DUN & BRADSTREET REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

JACKSONVILLE, Fla. - August 4, 2022: Dun & Bradstreet Holdings, Inc. (NYSE: DNB), a leading global provider of business decisioning data and analytics, today announced unaudited financial results for the second quarter ended June 30, 2022. A reconciliation of U.S. generally accepted accounting principles (“GAAP”) to non-GAAP financial measures has been provided in this press release, including the accompanying tables. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

•GAAP Revenue and Adjusted Revenue for the second quarter of 2022 were both $537.3 million. GAAP Revenue and Adjusted Revenue increased 3.1% and 6.3% on a constant currency basis compared to the second quarter of 2021.

•Excluding the impact of acquisitions and divestitures, organic revenue was $536.7 million, an increase of 3.7% on a constant currency basis compared to the second quarter of 2021.

•GAAP net loss for the second quarter of 2022 was $1.8 million, or less than $0.01 diluted loss per share, compared to net loss of $51.7 million or diluted loss per share of $0.12 for the prior year quarter. Adjusted net income was $107.3 million, or adjusted diluted earnings per share of $0.25, compared to adjusted net income of $108.0 million, or adjusted diluted earnings per share of $0.25 for the prior year quarter.

•Adjusted EBITDA for the second quarter of 2022 was $200.0 million, up 0.8% compared to the second quarter of 2021, and adjusted EBITDA margin for the second quarter of 2022 was 37.2%.

“We are pleased with our solid performance in the second quarter, as we continued our positive momentum by delivering organic constant currency revenue growth of 3.7 percent. Our results reflect the disciplined execution of our strategic initiatives and demonstrate the defensible growth nature of our business despite a challenging macro environment,” said Anthony Jabbour, Dun & Bradstreet Chief Executive Officer. “We continue to drive strong results through our transformation and acceleration efforts, and are pleased to be able to share some of those gains with our shareholders through the initiation of a quarterly dividend. We are encouraged with our progress to date, and remain confident in our ability to deliver on our 2022 goals.”

•GAAP Revenue and Adjusted Revenue for the six months ended June 30, 2022 were both $1,073.3 million. GAAP Revenue increased 4.7% and 7.1% on a constant currency basis compared to the six months ended June 30, 2021. Adjusted Revenue increased 4.2% and 6.6% on a constant currency basis compared to the six months ended June 30, 2021.

•Excluding the impact of acquisitions and divestitures, organic revenue was $1,065.5 million, an increase of 4.1% on a constant currency basis compared to the six months ended June 30, 2021.

•GAAP net loss for the six months ended June 30, 2022 was $33.1 million, or diluted loss per share of $0.08, compared to net loss of $76.7 million or diluted loss per share of $0.18 for the prior year period. Adjusted net income was $209.8 million, or adjusted diluted earnings per share of $0.49, compared to adjusted net income of $205.8 million, or adjusted diluted earnings per share of $0.48 for the prior year period.

•Adjusted EBITDA for the six months ended June 30, 2022 was $390.1 million, up 1.6% compared to the six months ended June 30, 2021, and adjusted EBITDA margin for the six months ended June 30, 2022 was 36.3%.

Segment Results

North America

For the second quarter of 2022, North America revenue was $381.3 million, an increase of $24.1 million or 6.7% and 6.9% on a constant currency basis compared to the second quarter of 2021. Excluding the impact of acquisitions which contributed revenue of $14.7 million and the negative impact of foreign exchange of $0.4 million, North America organic revenue increased 2.8%.

•Finance and Risk revenue for the second quarter of 2022 was $209.5 million, an increase of $9.8 million or 4.9% and 5.0% on a constant currency basis compared to the second quarter of 2021.

•Sales and Marketing revenue for the second quarter of 2022 was $171.8 million, an increase of $14.3 million or 9.1% and 9.2% on a constant currency basis compared to the second quarter of 2021.

North America adjusted EBITDA for the second quarter of 2022 was $161.4 million, a decrease of 3.6%, with adjusted EBITDA margin of 42.3%.

For the six months ended June 30, 2022, North America revenue was $748.6 million, an increase of $52.0 million or 7.5% (both after and before the effect of foreign exchange) compared to the six months ended June 30, 2021. Excluding the impact of acquisitions which contributed revenue of $27.6 million and the negative impact of foreign exchange of $0.5 million, North America organic revenue increased 3.6%.

•Finance and Risk revenue for the six months ended June 30, 2022 was $411.7 million, an increase of $21.5 million or 5.5% and 5.6% on a constant currency basis compared to the six months ended June 30, 2021.

•Sales and Marketing revenue for the six months ended June 30, 2022 was $336.9 million, an increase of $30.5 million or 10.0% (both after and before the effect of foreign exchange) compared to the six months ended June 30, 2021.

North America adjusted EBITDA for the six months ended June 30, 2022 was $314.7 million, a decrease of 1.2%, with adjusted EBITDA margin of 42.0%.

International

International revenue for the second quarter of 2022 was $156.0 million, a decrease of $7.7 million or 4.7% and an increase of 5.0% on a constant currency basis compared to the second quarter of 2021. Excluding the negative impact of foreign exchange of $15.9 million and the impact of divestitures, organic revenue on a constant currency basis increased 5.7%.

•Finance and Risk revenue for the second quarter of 2022 was $101.9 million, a decrease of $2.2 million or 2.1% and an increase of 6.8% on a constant currency basis compared to the second quarter of 2021.

•Sales and Marketing revenue for the second quarter of 2022 was $54.1 million, a decrease of $5.5 million or 9.3% and an increase of 1.9% on a constant currency basis compared to the second quarter of 2021.

International adjusted EBITDA for the second quarter of 2022 was $46.5 million, an increase of 9.1%, with adjusted EBITDA margin of 29.8%.

International revenue for the six months ended June 30, 2022 was $324.7 million, a decrease of $8.9 million or 2.7% and an increase of 4.6% on a constant currency basis compared to the six months ended June 30, 2021. Excluding the negative impact of foreign exchange of $24.2 million and the impact of divestitures, organic revenue on a constant currency basis increased 5.1%.

•Finance and Risk revenue for the six months ended June 30, 2022 was $210.9 million, a decrease of $0.5 million or 0.3% and an increase of 6.3% on a constant currency basis compared to the six months ended June 30, 2021.

•Sales and Marketing revenue for the six months ended June 30, 2022 was $113.8 million, a decrease of $8.4 million or 6.8% and an increase of 1.7% on a constant currency basis compared to the six months ended June 30, 2021.

International adjusted EBITDA for the six months ended June 30, 2022 was $101.6 million, an increase of 7.9%, with adjusted EBITDA margin of 31.3%.

Balance Sheet

As of June 30, 2022, we had cash and cash equivalents of $209.6 million and total principal amount of debt of $3,782.7 million. We had $755 million available on our $850 million revolving credit facility as of June 30, 2022.

Business Outlook

•Adjusted Revenues before the impact of foreign exchange are still expected to be in the range of 5% to 7%.
•Adjusted Revenues after the impact of foreign exchange are expected to be in the range of $2,225 million to $2,270 million, or 2.5% to 4.5%.
◦We now expect foreign exchange to be a 2.5% headwind on revenue compared to our previous expectation of a 0.5% headwind as the U.S. dollar has continued to appreciate against the Euro, Swedish Krona and British Pound.
•Adjusted EBITDA is still expected to be in the range of $865 million to $905 million.
◦While the impact of foreign exchange on revenues is $60 million for the year, the impact to EBITDA is only $9 million due to the favorable offset in expenses.
•Adjusted EPS is now expected to be in the range of $1.10 to $1.17.
◦Primarily driven by higher expected interest expense on the variable portion of our debt and the impact of foreign exchange.

The foregoing forward-looking statements reflect Dun & Bradstreet’s expectations as of today's date and Revenue assumes constant foreign currency rates. Dun & Bradstreet does not present a qualitative reconciliation of its forward-looking non-GAAP financial measures to the most directly comparable GAAP measure due to the inherent difficulty, without unreasonable efforts, in forecasting and quantifying with reasonable accuracy significant items required for this reconciliation. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Dun & Bradstreet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Earnings Conference Call and Audio Webcast

Dun & Bradstreet will host a conference call to discuss the second quarter 2022 financial results on August 4, 2022 at 8:30am ET. The conference call can be accessed live over the phone by dialing 1-800-747-0367 (USA), or 1-212-231-2922 (International). The conference call replay will be available from 11:30am ET on August 4, 2022, through August 18, 2022, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The replay passcode will be 22019684.

The call will also be webcast live from Dun & Bradstreet’s investor relations website at https://investor.dnb.com. Following the completion of the call, a recorded replay of the webcast will be available on the website.

About Dun & Bradstreet

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

Use of Non-GAAP Financial Measures

In addition to reporting GAAP results, we evaluate performance and report our results on the non-GAAP financial measures discussed below. We believe that the presentation of these non-GAAP measures provides useful information to investors and rating agencies regarding our results, operating trends and performance between periods. These non-GAAP financial measures include adjusted revenue, organic revenue, adjusted earnings before interest, taxes, depreciation and amortization (‘‘adjusted EBITDA’’), adjusted EBITDA margin, adjusted net income and adjusted net earnings per diluted share. Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, equity-based compensation, and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements. We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of our ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, primarily the Take-Private Transaction. We believe that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, our costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in our operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized. In addition, we isolate the effects of changes in foreign exchange rates on our revenue growth because we believe it is useful for investors to be able to compare revenue from one period to another, both after and before the effects of foreign exchange rate changes. The change in revenue performance attributable to foreign currency rates is determined by converting both our prior and current periods’ foreign currency revenue by a constant rate. As a result, we monitor our adjusted revenue growth both after and before the effects of foreign exchange rate changes. We believe that these supplemental non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance and comparability of our operating results from period to period. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

Our non-GAAP or adjusted financial measures reflect adjustments based on the following items, as well as the related income tax.

Adjusted Revenue

We define adjusted revenue as revenue to include a revenue adjustment due to the timing of the completion of the Bisnode acquisition. Management uses this measure to evaluate ongoing performance of the business period over period. In addition, we isolate the effects of changes in foreign exchange rates on our revenue growth because we believe it is useful for investors to be able to compare revenue from one period to another, both after and before the effects of foreign exchange rate changes. The change in revenue performance attributable to foreign currency rates is determined by converting both our prior and current periods’ foreign currency revenue by a constant rate.

Organic Revenue

We define organic revenue as adjusted revenue before the effect of foreign exchange excluding revenue from acquired businesses for the first twelve months. In addition, organic revenue excludes current and prior year revenue associated with divested businesses. We believe the organic measure provides investors and analysts with useful supplemental information regarding the Company’s underlying revenue trends by excluding the impact of acquisitions and divestitures. Revenue from acquired businesses is primarily related to the acquisitions of Eyeota Holdings Pte Ltd and NetWise Data, LLC in the fourth quarter of 2021. Revenue from divested businesses is related to the business-to-consumer business in Germany that was sold during the second quarter of 2022.

Adjusted EBITDA and Adjusted EBITDA Margin

We define adjusted EBITDA as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. excluding the following items:

•depreciation and amortization;

•interest expense and income;

•income tax benefit or provision;

•other non-operating expenses or income;

•equity in net income of affiliates;

•net income attributable to non-controlling interests;

•other incremental or reduced expenses and revenue from the application of purchase accounting (e.g. commission asset amortization);

•equity-based compensation;

•restructuring charges;

•merger, acquisition and divestiture-related operating costs;

•transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with our synergy program;

•legal expense associated with significant legal and regulatory matters; and

•asset impairment.

We calculate adjusted EBITDA margin by dividing adjusted EBITDA by adjusted revenue.

Adjusted Net Income

We define adjusted net income as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. adjusted for the following items:

•incremental amortization resulting from the application of purchase accounting. We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and is not indicative of our ongoing and underlying operating performance. The Company believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, the Company’s costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in the Company’s operating costs as personnel, data fee, facilities, overhead and similar items;

•other incremental or reduced expenses and revenue from the application of purchase accounting (e.g. commission asset amortization);

•equity-based compensation;

•restructuring charges;

•merger, acquisition and divestiture-related operating costs;

•transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with our synergy program;

•legal expense associated with significant legal and regulatory matters;

•asset impairment;

•merger, acquisition and divestiture-related non-operating costs;

•debt refinancing and extinguishment costs; and

•tax effect of the non-GAAP adjustments and the impact resulting from the enactment of the Coronavirus Aid, Relief, and Economic Security Act ( the “CARES Act”).

Adjusted Net Earnings Per Diluted Share

We calculate adjusted net earnings per diluted share by dividing adjusted net income (loss) by the weighted average number of common shares outstanding for the period plus the dilutive effect of common shares potentially issuable in connection with awards outstanding under our stock incentive plan.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements, including statements regarding expectations, hopes, intentions or strategies regarding the future. Forward-looking statements are based on Dun & Bradstreet’s management’s beliefs, as well as assumptions made by, and information currently available to, them. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. It is not possible to predict or identify all risk factors. Consequently, the risks and uncertainties listed below should not be considered a complete discussion of all of our potential trends, risks and uncertainties. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: (i) our ability to implement and execute our strategic plans to transform the business; (ii) our ability to develop or sell solutions in a timely manner or maintain client relationships; (iii) competition for our solutions; (iv) harm to our brand and reputation; (v) unfavorable global economic conditions; (vi) risks associated with operating and expanding internationally; (vii) failure to prevent cybersecurity incidents or the perception that confidential information is not secure; (viii) failure in the integrity of our data or systems; (ix) system failures and personnel disruptions, which could delay the delivery of our solutions to our clients; (x) loss of access to data sources or ability to transfer data across the data sources in markets we operate; (xi) failure of our software vendors and network and cloud providers to perform as expected or if our relationship is terminated; (xii) loss or diminution of one or more of our key clients, business partners or government contracts; (xiii) dependence on strategic alliances, joint ventures and acquisitions to grow our business; (xiv) our ability to protect our intellectual property adequately or cost-effectively; (xv) claims for intellectual property infringement; (xvi) interruptions, delays or outages to subscription or payment processing platforms; (xvii) risks related to acquiring and integrating businesses and divestitures of existing businesses; (xviii) our ability to retain members of the senior leadership team and attract and retain skilled employees; (xix) compliance with governmental laws and regulations; (xx) risks related to the voting letter agreement among and registration and other rights held by certain of our largest shareholders; (xxi) an outbreak of disease, global or localized health pandemic or epidemic, or the fear of such an event (such as the COVID-19 global pandemic), including the global economic uncertainty and measures taken in response; (xxii) the short- and long-term effects of the COVID-19 global pandemic, including the pace of recovery or any future resurgence; (xxiii) increased economic uncertainty related to the ongoing conflict between Russia and Ukraine and associated trends in macroeconomic conditions, and (xxiv) the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in our consolidated financial statements for the year ended December 31, 2021, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 24, 2022.

Dun & Bradstreet Holdings, Inc.
Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Revenue	$537.3	$520.9	$1,073.3	$1,025.4
Cost of services (exclusive of depreciation and amortization)	181.6	167.3	358.3	328.2
Selling and administrative expenses	176.6	164.3	364.8	344.1
Depreciation and amortization	147.0	152.3	296.4	302.0
Restructuring charges	2.4	10.1	7.7	15.9
Operating costs	507.6	494.0	1,027.2	990.2
Operating income (loss)	29.7	26.9	46.1	35.2
Interest income	0.3	0.2	0.6	0.3
Interest expense	(41.9)	(48.0)	(89.1)	(96.9)
Other income (expense) - net	11.2	12.4	1.9	19.2
Non-operating income (expense) - net	(30.4)	(35.4)	(86.6)	(77.4)
Income (loss) before provision (benefit) for income taxes and equity in net income of affiliates	(0.7)	(8.5)	(40.5)	(42.2)
Less: provision (benefit) for income taxes	(0.1)	43.0	(9.4)	33.2
Equity in net income of affiliates	0.6	0.7	1.3	1.3
Net income (loss)	—	(50.8)	(29.8)	(74.1)
Less: net (income) loss attributable to the non-controlling interest	(1.8)	(0.9)	(3.3)	(2.6)
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(1.8)	$(51.7)	$(33.1)	$(76.7)

Basic earnings (loss) per share of common stock attributable to Dun & Bradstreet Holdings, Inc.	$—	$(0.12)	$(0.08)	$(0.18)
Diluted earnings (loss) per share of common stock attributable to Dun & Bradstreet Holdings, Inc.	$—	$(0.12)	$(0.08)	$(0.18)
Weighted average number of shares outstanding-basic	429.1	428.9	429.0	428.7
Weighted average number of shares outstanding-diluted	429.1	428.9	429.0	428.7

Dun & Bradstreet Holdings, Inc.
Consolidated Balance Sheets
(In millions, except share data and per share data)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$209.6	$177.1
Accounts receivable, net of allowance of $17.0 at June 30, 2022 and $16.5 at December 31, 2021	321.7	401.7
Prepaid taxes	69.3	52.2
Other prepaids	69.7	63.9
Swap derivative assets	54.1	10.1
Other current assets	23.7	13.0
Total current assets	748.1	718.0
Non-current assets
Property, plant and equipment, net of accumulated depreciation of $31.0 at June 30, 2022 and $27.5 at December 31, 2021	94.8	96.8
Computer software, net of accumulated amortization of $284.0 at June 30, 2022 and $234.2 at December 31, 2021	578.9	557.4
Goodwill	3,437.1	3,493.3
Deferred income tax	14.7	18.5
Other intangibles	4,541.7	4,824.5
Deferred costs	123.0	116.1
Other non-current assets	158.3	172.6
Total non-current assets	8,948.5	9,279.2
Total assets	$9,696.6	$9,997.2
Liabilities
Current liabilities
Accounts payable	$81.3	$83.5
Accrued payroll	64.8	125.6
Short-term debt	32.7	28.1
Deferred revenue	582.7	569.4
Other accrued and current liabilities	186.5	198.3
Total current liabilities	948.0	1,004.9
Long-term pension and postretirement benefits	153.6	178.4
Long-term debt	3,679.8	3,716.7
Deferred income tax	1,137.1	1,207.2
Other non-current liabilities	132.4	144.7
Total liabilities	6,050.9	6,251.9
Commitments and contingencies

Equity
Common Stock, $0.0001 par value per share, authorized—2,000,000,000 shares; 434,809,814 shares issued and 433,936,597 shares outstanding at June 30, 2022 and 432,070,999 shares issued and 431,197,782 shares outstanding at December 31, 2021	—	—
Capital surplus	4,521.6	4,500.4
Accumulated deficit	(794.9)	(761.8)
Treasury Stock, 873,217 shares at both June 30, 2022 and December 31, 2021	(0.3)	(0.3)
Accumulated other comprehensive loss	(144.3)	(57.1)
Total stockholder equity	3,582.1	3,681.2
Non-controlling interest	63.6	64.1
Total equity	3,645.7	3,745.3
Total liabilities and stockholder equity	$9,696.6	$9,997.2

Dun & Bradstreet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six months ended June 30,
	2022	2021
Cash flows provided by (used in) operating activities:
Net income (loss)	$(29.8)	$(74.1)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	296.4	302.0
Amortization of unrecognized pension loss (gain)	(0.2)	0.9
Debt early redemption premium expense	16.3	—
Amortization and write off of deferred debt issuance costs	15.3	9.4
Equity-based compensation expense	26.0	14.7
Restructuring charge	7.7	15.9
Restructuring payments	(7.3)	(8.2)
Changes in deferred income taxes	(60.3)	(22.5)
Changes in operating assets and liabilities: (1)
(Increase) decrease in accounts receivable	68.1	55.8
(Increase) decrease in prepaid taxes, other prepaids and other current assets	(29.6)	67.0
Increase (decrease) in deferred revenue	29.8	36.0
Increase (decrease) in accounts payable	(3.5)	(1.7)
Increase (decrease) in accrued payroll	(50.5)	(59.7)
Increase (decrease) in other accrued and current liabilities	(22.1)	2.8
(Increase) decrease in other long-term assets	(4.6)	(5.0)
Increase (decrease) in long-term liabilities	(35.5)	(44.5)
Net, other non-cash adjustments	0.3	3.7
Net cash provided by (used in) operating activities	216.5	292.5
Cash flows provided by (used in) investing activities:
Acquisitions of businesses, net of cash acquired	(0.5)	(617.0)
Cash settlements of foreign currency contracts and net investment hedge	(6.2)	24.5
Payments for real estate purchase	—	(76.6)
Capital expenditures	(7.5)	(4.1)
Additions to computer software and other intangibles	(91.7)	(76.5)
Other investing activities, net	2.5	0.7
Net cash provided by (used in) investing activities	(103.4)	(749.0)
Cash flows provided by (used in) financing activities:
Payments for debt early redemption premiums	(16.3)	—
Payment of long term debt	(420.0)	—
Proceeds from borrowings on Credit Facility	116.8	55.5
Proceeds from borrowings on Term Loan Facility	460.0	300.0
Payments of borrowings on Credit Facility	(181.8)	(55.5)
Payments of borrowing on Term Loan Facility	(15.2)	(14.1)
Payment of debt issuance costs	(7.4)	(2.6)
Other financing activities, net	(0.8)	(1.9)
Net cash provided by (used in) financing activities	(64.7)	281.4
Effect of exchange rate changes on cash and cash equivalents	(10.0)	0.4
Increase (decrease) in cash, cash equivalents and restricted cash	38.4	(174.7)
Cash, Cash Equivalents and Restricted Cash, Beginning of Period	177.1	352.3
Cash, Cash Equivalents and Restricted Cash, End of Period	$215.5	$177.6

Supplemental Disclosure of Cash Flow Information:
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$209.6	$177.6
Restricted cash included within other current assets (2)	5.9	—
Total cash, cash equivalents, and restricted cash shown in the statements of cash flows	$215.5	$177.6

Cash Paid for:
Income taxes payment (refund), net	$84.3	$(9.2)
Interest	$83.4	$87.5
(1)Net of the effect of acquisitions.
(2)Restricted cash represents funds set aside associated with the Federal Trade Commission Consent Order to provide refunds to certain former and current customers.

Dun & Bradstreet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(In millions)

Reconciliation of Revenue to Adjusted Revenue and Organic Revenue

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
GAAP Revenue	$537.3	$520.9	$1,073.3	$1,025.4
Revenue adjustment due to the Bisnode acquisition close timing	—	—	—	4.6
Adjusted revenue (a)	$537.3	$520.9	$1,073.3	$1,030.0
Foreign currency impact	14.7	(1.7)	22.0	(2.7)
Adjusted revenue before the effect of foreign currency (a)	$552.0	$519.2	$1,095.3	$1,027.3
Revenue from acquisition and divestiture - before the effect of foreign currency	(15.3)	(1.4)	(29.8)	(3.7)
Organic revenue - before the effect of foreign currency (a)	$536.7	$517.8	$1,065.5	$1,023.6

North America	$381.3	$357.2	$748.6	$696.6
International	156.0	163.7	324.7	333.6
Segment revenue	$537.3	$520.9	$1,073.3	$1,030.2
Corporate and other (a)	—	—	—	(0.2)
Foreign currency impact	14.7	(1.7)	22.0	(2.7)
Adjusted revenue before the effect of foreign currency (a)	$552.0	$519.2	$1,095.3	$1,027.3
Revenue from acquisition and divestiture - before the effect of foreign currency	(15.3)	(1.4)	(29.8)	(3.7)
Organic revenue - before the effect of foreign currency (a)	$536.7	$517.8	$1,065.5	$1,023.6

(a) Including impact of deferred revenue purchase accounting adjustments	$—	$—	$—	$(0.2)

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In millions)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(1.8)	$(51.7)	$(33.1)	$(76.7)
Depreciation and amortization	147.0	152.3	296.4	302.0
Interest expense - net	41.6	47.8	88.5	96.6
(Benefit) provision for income tax - net	(0.1)	43.0	(9.4)	33.2
EBITDA	186.7	191.4	342.4	355.1
Other income (expense) - net	(11.2)	(12.4)	(1.9)	(19.2)
Equity in net income of affiliates	(0.6)	(0.7)	(1.3)	(1.3)
Net income (loss) attributable to non-controlling interest	1.8	0.9	3.3	2.6
Other incremental or reduced expenses and revenue from the application of purchase accounting	(3.9)	(4.2)	(7.8)	(4.9)
Equity-based compensation	15.3	7.1	26.0	14.7
Restructuring charges	2.4	10.1	7.7	15.9
Merger, acquisition and divestiture-related operating costs	6.9	2.0	12.0	5.1
Transition costs	2.0	2.9	8.9	3.9
Legal expense associated with significant legal and regulatory matters	0.4	0.7	0.6	10.6
Asset impairment	0.2	0.5	0.2	1.5
Adjusted EBITDA	$200.0	$198.3	$390.1	$384.0

North America	$161.4	$167.4	$314.7	$318.5
International	46.5	42.6	101.6	94.1
Corporate and other (a)	(7.9)	(11.7)	(26.2)	(28.6)
Adjusted EBITDA (a)	$200.0	$198.3	$390.1	$384.0
Adjusted EBITDA Margin (a)	37.2%	38.1%	36.3%	37.3%
(a) Including impact of deferred revenue purchase accounting adjustments:
Impact to adjusted EBITDA	$—	$—	$—	$(0.2)
Impact to adjusted EBITDA margin	—%	—%	—%	—%

Dun & Bradstreet Holdings, Inc.
Segment Revenue and Adjusted EBITDA (Unaudited)
(In millions)

	Three months ended June 30, 2022
	North America	International	Corporate and Other	Total
Adjusted revenue	$381.3	$156.0	$—	$537.3
Total operating costs	239.4	113.2	9.5	362.1
Operating income (loss)	141.9	42.8	(9.5)	175.2
Depreciation and amortization	19.5	3.7	1.6	24.8
Adjusted EBITDA	$161.4	$46.5	$(7.9)	$200.0

Adjusted EBITDA margin	42.3%	29.8%	N/A	37.2%

	Six months ended June 30, 2022
	North America	International	Corporate and Other	Total
Adjusted revenue	$748.6	$324.7	$—	$1,073.3
Total operating costs	470.6	230.1	29.7	730.4
Operating income (loss)	278.0	94.6	(29.7)	342.9
Depreciation and amortization	36.7	7.0	3.5	47.2
Adjusted EBITDA	$314.7	$101.6	$(26.2)	$390.1

Adjusted EBITDA margin	42.0%	31.3%	N/A	36.3%

	Three months ended June 30, 2021
	North America	International	Corporate and Other	Total
Adjusted revenue	$357.2	$163.7	$—	$520.9
Total operating costs	204.4	123.9	13.6	341.9
Operating income (loss)	152.8	39.8	(13.6)	179.0
Depreciation and amortization	14.6	2.8	1.9	19.3
Adjusted EBITDA	$167.4	$42.6	$(11.7)	$198.3

Adjusted EBITDA margin	46.9%	26.0%	N/A	38.1%

	Six months ended June 30, 2021
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$696.6	$333.6	$(0.2)	$1,030.0
Total operating costs	405.3	245.1	32.5	682.9
Operating income (loss)	291.3	88.5	(32.7)	347.1
Depreciation and amortization	27.2	5.6	4.1	36.9
Adjusted EBITDA	$318.5	$94.1	$(28.6)	$384.0

Adjusted EBITDA margin	45.7%	28.2%	N/A	37.3%

(a) Includes deferred revenue purchase accounting adjustments.

Dun & Bradstreet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(In millions, except per share data)

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(1.8)	$(51.7)	$(33.1)	$(76.7)
Incremental amortization of intangible assets resulting from the application of purchase accounting	122.2	133.0	249.2	265.1
Other incremental or reduced expenses and revenue from the application of purchase accounting	(3.9)	(4.2)	(7.8)	(4.9)
Equity-based compensation	15.3	7.1	26.0	14.7
Restructuring charges	2.4	10.1	7.7	15.9
Merger, acquisition and divestiture-related operating costs	6.9	2.0	12.0	5.1
Transition costs	2.0	2.9	8.9	3.9
Legal expense associated with significant legal and regulatory matters	0.4	0.7	0.6	10.6
Asset impairment	0.2	0.5	0.2	1.5
Merger, acquisition and divestiture-related non-operating costs	(0.5)	—	2.0	2.3
Debt refinancing and extinguishment costs	—	—	23.0	1.1
Tax impact of the CARES Act	(0.2)	(0.3)	(0.3)	(0.7)
Tax effect of the non-GAAP adjustments	(35.7)	7.9	(78.6)	(32.1)
Adjusted net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (a)	$107.3	$108.0	$209.8	$205.8
Adjusted diluted earnings (loss) per share of common stock	$0.25	$0.25	$0.49	$0.48
Weighted average number of shares outstanding - diluted	429.4	429.1	429.4	429.1

(a) Including impact of deferred revenue purchase accounting adjustments:
Pre-tax impact	$—	$—	$—	$(0.2)
Tax impact	—	—	—	—
Net impact to adjusted net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$—	$—	$—	$(0.2)
Net impact to adjusted diluted earnings (loss) per share of common stock	$—	$—	$—	$—

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Investor Contact:
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IR@dnb.com

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Lisette Kwong
973-921-6263
KwongL@dnb.com